Exhibit 3.3


                        RESTATED ORGANIZATION CERTIFICATE
                                       OF
                       HUDSON RIVER BANK AND TRUST COMPANY

                              UNDER SECTION 8007 OF
                                 THE BANKING LAW


         We, Carl A. Florio, being the President and Chief Executive Officer, and Pamela M. Wood, being the Secretary, of Hudson River Bank and Trust Company, in accordance with Section 8007 of the Banking Law of the State of New York (the "New York Banking Law"), do hereby certify as follows:

         FIRST, the name of the Corporation is Hudson River Bank and Trust Company, originally formed under the name "The Hudson City Savings Institution."

         SECOND, the Corporation was created under the name "The Hudson City Savings Institution" by an Act of the Legislature of the State of New York, passed April 4, 1850, such Act having been amended and supplemented from time to time thereafter. Under Section 1001(5) of the Banking Law, such Act is the Organization Certificate of the Corporation.

         THIRD, the text of the Organization Certificate of the Corporation is hereby amended and restated in its entirety to read as follows:

Section 1. Name.

         The name by which the Corporation is to be known is Hudson River Bank and Trust Company (the "Bank").

Section 2. Principal Office.

         The principal office of the Bank shall be located in the City of Hudson, County of Columbia, State of New York.

Section 3. Duration.

         The duration of the Bank is perpetual.

Section 4. Capital Stock.

         The total number of shares of all classes of the capital stock which the Bank has authority to issue is forty-five million (45,000,000), of which forty million (40,000,000) shall be common stock, par value $.01 per share (ACommon Stock@) and of which five million (5,000,000) shall be preferred stock, par value $.01 per share (APreferred Stock@). The shares may be issued from time to time as authorized by the Board of Directors without further approval of stockholders except as otherwise provided in this Section 4 or to the extent

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that such  approval is required by  governing  law,  rule,  or  regulation.  The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be
permitted),   labor  or  services  actually  performed  for  the  Bank,  or  any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the Board of Directors of the Bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

         Nothing contained in this Section 4 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share, provided, that this restriction on voting separately by class or series shall not apply:

          (i) to any provision which would authorize the holders of Preferred Stock, voting as a class or series, to elect some members of the Board of Directors, but less than a majority thereof, in the event of default in the payment of dividends on any class or series of Preferred Stock;

          (ii) to any provision which would require the holders of Preferred Stock, voting as a class or series, to approve the merger or consolidation of the Bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Bank if the Preferred Stock is exchanged for securities of such other corporation; provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of any regulatory authority;

         (iii) to any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this
               Section 4 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving institution in a merger or consolidation for the Bank, shall not be considered to be such an adverse change.

         A description of the different classes and series (if any) of the Bank's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series(if any) of capital stock are as follows:

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          A.   Common  Stock.  Except as provided  in this  Section 4 (or in any supplementary sections hereto) the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. Shareholders shall not be entitled to cumulate their votes for the election of directors. Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund, or retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the Common Stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Bank available for distribution remaining after: (i) payment or provision for payment of the Bank's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the Bank. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

          B. Preferred Stock. The Bank may provide in amendments to this Restated Organization Certificate for one or more classes of Preferred Stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in an amendment to this Restated Organization Certificate. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

               (a) The distinctive serial designation and the number of shares constituting such series;

               (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

               (c) The voting powers, full or limited, if any, of the shares of such series;

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               (d)  Whether the shares of such series shall be  redeemable  and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

               (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Bank;

               (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

               (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Bank and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

               (h) The price or other consideration for which the shares of such series shall be issued; and

               (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial Preferred Stock and whether such shares may be reissued as shares of the same or any other series of serial Preferred Stock. Each share of each series of serial Preferred Stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series. The Board of Directors shall have authority to divide, by the adoption of an amendment to this Restated Organization Certificate, any authorized class of Preferred Stock into series, and, within the limitations set forth in this section and the remainder of this Restated Organization Certificate, fix and determine the relative rights and preferences of the shares of any series so established. Prior to the issuance of any preferred shares of a series established by an amendment to this Restated Organization Certificate adopted by the Board of Directors, the Bank shall make any filings of such amendments as may be required by applicable law.

Section 5. Preemptive Rights.

         Holders of the capital stock of the Bank shall not be entitled to preemptive rights with respect to any shares of the Bank which may be issued.

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Section 6. Liquidation Account.

         Pursuant to the regulations of the New York State Banking Board, the Bank shall establish and maintain a liquidation account for the benefit of its deposit account holders as of September 30, 1996 and March 31, 1998 ("eligible depositors"). In the event of a complete liquidation of the Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the Bank's eligible depositor's inchoate interest in the liquidation account, to the extent it is still in existence; provided, that an eligible depositor's inchoate interest in the liquidation account shall not entitle such eligible depositor to any voting rights at meetings of the Bank's stockholders.

Section 7. Certain Provisions Applicable for Five Years.

         Notwithstanding anything contained in the Bank's Restated Organization Certificate or bylaws to the contrary, for a period of five years from the date of consummation of the conversion of the Bank from mutual to stock form no person shall directly or indirectly acquire the beneficial ownership of more than 10 percent of any class of any equity security of the Bank. This limitation shall not apply to a transaction in which the Bank forms a holding company in conjunction with conversion, or thereafter, if such formation is without change in the respective beneficial ownership interests of the Bank's stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan. In the event shares are acquired in violation of this Section 7, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote; provided, however a person shall not be deemed to be the beneficial owner of shares represented by proxies held by such person unless such shares are otherwise deemed beneficially owned by such person.

         For the purposes of this Section 7, the following definitions apply:

          (i) The term "person" includes an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Bank or any other entity.

          (ii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

         (iii) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a

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               combination  or  pooling  of  voting  or other  interests  in the securities  of an issuer  for a common  purpose  pursuant  to any
               contract,   understanding,   relationship,   agreement  or  other
               arrangement, whether written or otherwise.

Section 8. Call for Special Meetings.

         Special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board of Directors or the majority of the Whole Board of Directors (the term "Whole Board of Directors" shall mean the number of authorized directorships, whether or not there exists any vacancies in any previously authorized directorships).

Section 9. Directors.

         The Bank shall be under the direction of a Board of Directors. The authorized number of directors, as stated in the Bank's bylaws, shall not be less than seven nor more than 30 except when a greater number is approved by the Superintendent of Banks of the State of New York or his delegatees. Each of the following persons shall be a director of the Bank (the "Superintendent") upon the effectiveness of this Restated Organization Certificate, for the terms indicated or until his successor is elected and qualified, and they shall constitute the initial Board of Directors of the Bank:

         Class  I  with  terms  to  expire  at  the  first  annual   meeting  of
stockholders:

                                 Carl A. Florio

                               William E. Collins

                                Earl Schram, Jr.

         Class II with terms to expire at the annual meeting of stockholders one year thereafter:

                             Stanley Bardwell, M.D.

                              Marilyn A. Herrington

                                  John G. Kelly

         Class III with terms to expire at the annual meeting two years thereafter:

                                William H. Jones

                                Joseph W. Phelan

                                 Marcia M. Race

Section 10. Amendment of Restated Organization Certificate.

         Except as provided in Section 4, no amendment, addition, alteration, change, or repeal of this Restated Organization Certificate shall be made, unless such is first proposed by a majority of the Whole Board of Directors of the Bank and then approved by the affirmative vote of the holders of at least a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change or repeal so acted upon shall be effective upon filing with the Superintendent in accordance with applicable regulatory procedures.

Section 11. Amendment of Bylaws.

         No amendment, addition, alteration, change or repeal of the Bylaws of the Bank shall be made, unless made in a manner consistent with the New York Banking Law and the regulations thereunder and approved by a majority of the Whole Board of Directors or by the affirmative vote of at least 80% of the votes eligible to be cast by the stockholders of the Bank at any legal meeting.

Section 12. Indemnification.

          (a) Scope of Indemnification. The Bank shall, to the maximum extent permitted and in the manner provided by the New York Banking Law and any applicable federal law, indemnify each person made, or threatened to be made, a party to any action, suit or proceeding, whether criminal or civil, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Bank, or is or was serving, in any capacity, at the request of the Bank, any other corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees and expenses actually and necessarily incurred in connection therewith, or any appeal therein, provided that the person to be indemnified has met the applicable standard of conduct to be so indemnified under the New York Banking Law or any other applicable law.

          (b) Reimbursement of Expenses. The Bank shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all reasonable expenses, including attorneys' fees and expenses, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled; provided, however, that such person shall cooperate in good faith with any request by the Bank that common counsel be used by the parties to any action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interest between or among parties.

          (c) Additional Rights. Nothing herein shall limit or affect any right of any director, officer, or other corporate personnel otherwise than hereunder to indemnification or expenses, including attorneys' fees and expenses, under any statute, rule, regulation, certificate of incorporation, bylaws, insurance policy, contract, or otherwise; without affecting or limiting the rights of any director, officer or other corporate personnel pursuant to this Section 12, the Bank is authorized to enter into agreements with any of its directors, officers or other corporate personnel extending rights to indemnification and advancement of expenses to the fullest extent permitted by applicable law.

          (d) Notice of Amendments or Elimination. Anything in this Restated Organization Certificate to the contrary notwithstanding, no elimination or amendment of this Section 12 adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this Section 12 shall deprive any such person's rights hereunder arising out of alleged or actual occurrences, act or failures to act prior to such 60th day. Any amendments or eliminations made pursuant to this Section 12 are only effective with regard to acts occurring after such date.

          (e) Continuation of Benefit. The indemnification of any person provided by this Section 12 shall continue after such person has ceased to be a director or officer of the Bank and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

          (f) Severability of Provisions. In case any provision in this Section 12 shall be determined at any time to be unenforceable in any respect, the other provisions of this Section 12 shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Bank to afford indemnification and advancement of expenses to its directors or officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

         As approved by a majority of the Board of Trustees of the Bank on _________, 1998 and approved by 75% of the deposit liabilities of eligible depositors of the Bank present in person or by proxy at a meeting of eligible depositors held on _________ __ 1998, to be effective on the date filed by the Superintendent of Banks of the State of New York in his office.


_____________________________________            _______________________________
Carl A. Florio                                   Pamela M. Wood
President and Chief Executive Officer            Secretary

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